Exhibit 99.1
Contact:
McDavid Stilwell
GTx, Inc.
Director, Corporate Communications & Financial Analysis
901-523-9700
GTX, INC. REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS
MEMPHIS, TENN. — May 4, 2007 — GTx, Inc. (Nasdaq: GTXI) today reported financial results for the first quarter of 2007. The net loss for the quarter ended March 31, 2007 was $8.1 million, compared with a net loss of $9.9 million for the same period in 2006. At March 31, 2007, GTx had cash and cash equivalents of $111.4 million.
“In the first quarter, GTx continued to make steady progress in its clinical development programs. The two Phase III ACAPODENE trials are proceeding on schedule, and plans are underway for the initiation of the Phase IIb Ostarine cancer cachexia clinical trial by June and the Phase IIb Ostarine chronic kidney disease muscle wasting clinical trial by the end of this year,” said Mitchell S. Steiner, M.D., CEO of GTx. “We have also made progress in recruiting top scientific, clinical and business talent to GTx to expand our capabilities to prepare the New Drug Applications for ACAPODENE and to execute our commercialization plans.”
First quarter 2007 corporate highlights
In January, an independent Data Safety Monitoring Board (DSMB) conducted a per protocol semi-annual review of the two Phase III ACAPODENE® clinical trials. The DSMB reviewed safety data of more than 2,900 patients and recommended that the clinical trials continue as planned. GTx also stated during the quarter that the two Phase III ACAPODENE clinical trials remain on schedule. The last patient of the Phase III clinical trial evaluating ACAPODENE 80 mg for the treatment of multiple serious side effects of androgen deprivation therapy (ADT) will complete the trial late in the fourth quarter of 2007. The Phase III clinical trial evaluating ACAPODENE 20 mg for the prevention of prostate cancer in men with high grade prostatic intraepithelial neoplasia (PIN) provides for an interim efficacy analysis after a certain number of cancer events have occurred. GTx anticipates that there will be sufficient events to conduct this interim efficacy analysis by the first quarter of 2008. If the interim efficacy analysis reveals that

ACAPODENE 20 mg treatment reduces prostate cancer and achieves the pre-specified level of statistical significance, GTx will file a New Drug Application.
In February, the American Society of Clinical Oncologists (ASCO) selected interim data from the Phase III ADT clinical trial showing that ACAPODENE increased bone mineral density and lowered cholesterol in the first 197 subjects to complete one year of the study for a press conference at the 2007 ASCO Prostate Cancer Symposium.
The identification of the ABCA5 protein as a urine test to detect patients who have high grade PIN developed by MacroArray Technologies was published in the February issue of Clinical Cancer Research. At the recent GTx Analyst Day meeting, MacroArray Technologies’ Chief Scientific Officer, Mark E. Stearns, PhD, confirmed that his company continues to make progress in the late stage development of a high grade PIN urine test and expects the test to be commercially available in 2009.
During the first quarter, GTx continued to advance its clinical development plans for Ostarine™, GTx’s first in class selective androgen receptor modulator (SARM). GTx is planning to initiate a Phase IIb cancer cachexia clinical trial by June of 2007 in patients with non-small cell lung cancer. GTx has also selected chronic kidney disease (CKD) muscle wasting as another indication for Ostarine and is planning to initiate a Phase IIb CKD muscle wasting clinical trial by the end of 2007. These two indications were chosen for clinical and commercial development based on efficacy and safety data from the recently completed Ostarine Phase II proof of concept clinical trial and the regulatory clarity received by company officials following a series of meetings with the United States Food & Drug Administration.

First quarter 2007 financial highlights
The net loss for the quarter ended March 31, 2007 was $8.1 million, compared with a net loss of $9.9 million for the same period in 2006.
Revenue for the first quarter of 2007 was $1.7 million, compared to $1.2 million for the same period in 2006. Revenues for the first quarter of 2007 included $192,000 of net sales of FARESTON® (toremifene citrate 60 mg), marketed for the treatment of metastatic breast cancer in postmenopausal women, and $1.5 million of collaboration revenue from our partner, Ipsen, Ltd.
For the three months ended March 31, 2007, research and development expenses were $8.0 million and general and administrative expenses were $3.1 million, compared to $8.4 million and $3.0 million, respectively, for the same period in 2006.
At March 31, 2007, GTx had cash and cash equivalents of $111.4 million. GTx has no debt and no warrants.
Conference Call
There will be a conference call today at 9 a.m. Eastern Time today to discuss GTx’s first quarter financial results and to provide a company update. To listen to the conference call, please dial:
•	866-202-0886 from the United States and Canada or

•	617-213-8841 (International) The access code for the call is 97067170.
A playback of the call will be available beginning today at 11:00 a.m., Eastern Time through May 18, and may be accessed by dialing:
•	888-286-8010 from the United States and Canada or

•	617-801-6888 (International) The reservation number for the replay is 70293877.
Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the company’s website at http://www.gtxinc.com.

About GTx
GTx, headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules that selectively target hormone pathways to treat cancer, osteoporosis and bone loss, muscle wasting and other serious medical conditions. GTx is developing ACAPODENE® (toremifene citrate), a selective estrogen receptor modulator, or SERM, in two separate clinical programs in men: first, a pivotal Phase III clinical trial for the treatment of serious side effects of androgen deprivation therapy for advanced prostate cancer, and second, a pivotal Phase III clinical trial for the prevention of prostate cancer in high risk men with high grade prostatic intraepithelial neoplasia, or PIN. GTx has licensed to Ipsen Limited exclusive rights in Europe to develop and commercialize ACAPODENE®. GTx also is developing Ostarine™, a first-in-class selective androgen receptor modulator, or SARM. GTx plans to initiate a Phase IIb Ostarine™ clinical trial for cancer cachexia in non-small cell lung cancer patients by June of 2007. GTx plans to initiate a Phase IIb Ostarine™ clinical trial for the treatment of chronic kidney disease muscle wasting by the end of 2007. GTx believes that Ostarine™ also has the potential to treat a variety of other indications associated with muscle wasting and bone loss including sarcopenia and osteoporosis.
Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks that (i) GTx will not be able to commercialize its product candidates if clinical trials do not demonstrate safety and efficacy in humans; (ii) GTx may not be able to obtain required regulatory approvals to commercialize its product candidates; (iii) GTx’s clinical trials may not be completed on schedule, or at all, or may otherwise be suspended or terminated; and (iv) GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s annual report on form 10-K filed with the U.S. Securities and Exchange Commission on March 9, 2007, contains under the heading “Risk Factors,” a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx, Inc.
CONDENSED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$111,431	$119,550
Accounts receivable, net	68	61
Inventory	180	207
Prepaid expenses and other current assets	2,857	1,882

Total current assets	114,536	121,700
Property and equipment, net	1,394	1,448
Intangible assets, net	4,649	4,714
Other assets	1,322	1,393

Total assets	$121,901	$129,255

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,748	$1,336
Accrued expenses	4,092	3,149
Deferred revenue — current portion	5,852	5,852

Total current liabilities	11,692	10,337
Deferred revenue, less current portion	20,091	21,554
Capital lease obligation	14	15
Other long term liability	282	300
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 60,000,000 shares authorized; 34,877,079 shares issued and outstanding at March 31, 2007 and 34,822,362 shares issued and outstanding at December 31, 2006	35	35
Additional paid-in capital	327,690	326,793
Accumulated deficit	(237,903)	(229,779)

Total stockholders’ equity	89,822	97,049

Total liabilities and stockholders’ equity	$121,901	$129,255

GTx, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Product sales, net	$192	$876
Collaboration revenue	1,463	334

Total revenues	1,655	1,210
Costs and expenses:
Costs of product sales	109	467
Research and development expenses	8,007	8,441
General and administrative expenses	3,117	2,950

Total costs and expenses	11,233	11,858

Loss from operations	(9,578)	(10,648)
Interest income	1,454	724

Net loss	$(8,124)	$(9,924)

Net loss per share:
Basic	$(0.23)	$(0.32)

Diluted	$(0.23)	$(0.32)

Weighted average shares used in computing net loss per share:
Basic	34,842,160	30,995,714

Diluted	34,842,160	30,995,714